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                                                                    EXHIBIT 10.2


                        AMENDMENT TO EMPLOYMENT AGREEMENT


This Amendment (the "Amendment") is entered into as of this 14th day of October, 1999 by and between Kennon R. Patterson, Sr., hereinafter known as and referred to as the Party of the First Part and Community Bancshares, Inc., a Delaware Corporation, hereinafter known as and referred to as the Party of the Second Part.

                                   WITNESSETH:

WHEREAS, the parties entered into an Agreement dated March 28, 1996 (the "Agreement") providing for the continued employment of the Party of the First Part by the Party of the Second Part; and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. The Recitals of the Agreement are hereby amended to delete the phrase "and Chairman of the Board of its subsidiary, Community Bank, a Tennessee banking corporation."

2. Paragraph 1 of the Agreement is hereby amended to delete (a) the phrase "and Chairman of the Board of Community Bank, a Tennessee banking corporation" from the third sentence thereof and (b) the final sentence thereof which read, "In the event that Party of the First Part is not re-elected to the positions as stated herein, Party of the First Part shall have the option to give notice to the Party of the Second Part to accelerate compensation to the Party of the First Part pursuant to the terms hereof, Party of the Second Part shall, within sixty (60) days, make payment to the Party of the First Part for all amounts which would otherwise have been paid to the Party of the First Part for the then remaining term of this Agreement."

3. Paragraph 3 of the Agreement is hereby amended in its entirety to read as follows:

         The Party of the Second Part shall pay the Party of the First Part cash compensation for the calendar year beginning January 1, 2000 and for each calendar year thereafter during the term of this Agreement in an amount to be determined by the Board of Directors of the Party of the Second Part based upon the recommendation of the Executive Compensation Committee of such Board of Directors, which amount shall in no event be less than the total cash compensation paid to the Party of the First Part during the calendar year ending December 31, 1999 for his service as an officer and director of the Party of the Second Part. A portion of the compensation payable to the Party of the First Part each year shall be paid in 26 biweekly installments and the remainder of such compensation shall be paid in a lump sum on January 15 of such year.

4. Paragraph 4 of the Agreement is hereby amended in its entirety to read as follows:

         The Party of the Second Part shall provide the Party of the First Part with an expense account to cover reasonable business expenses in such amount as is suitable to the needs of the Party of the First Part and the Party of the Second Part.

5. The Agreement shall remain in full force and effect through March 31, 2008 unchanged except as set forth above or as set forth in a subsequent written amendment executed by both parties.








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         IN WITNESS WHEREOF, the parties have executed this Amendment at
Blountsville, Alabama, as of the date first written above.


                          PARTY OF THE FIRST PART



                           /s/ Kennon R. Patterson, Sr.
                          ---------------------------------
                          Kennon R. Patterson, Sr.



                          PARTY OF THE SECOND PART


                          COMMUNITY BANCSHARES, INC.



                          By:  /s/ Bishop K. Walker, Jr.
                              -----------------------------
                          Its:  Vice Chairman